Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH

A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	ORANGE COUNTY (949) 725-4000
SAN DIEGO (858) 720-2150
SAN FRANCISCO (415) 283-2240
SANTA BARBARA (805) 730-6800
SACRAMENTO (916) 449-2350

July 30, 2009

Endologix, Inc.

11 Studebaker

Irvine, California 92618

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion dated May 8, 2009 and included as Exhibit 5.1 to the registration statement on Form S-3 (File No. 333-159078) (the “Registration Statement”) filed on March 8, 2009 by Endologix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated July 29, 2009 which the Company will file with the Commission pursuant to Rule 424(b) of the Securities Act. This opinion is furnished to the Company in connection with the Prospectus Supplement and relates to the offering by the Company of up to 3,900,000 shares of the Company’s common stock (the “Shares”), which are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

In connection with the preparation of this opinion, we have examined the Registration Statement and the Prospectus Supplement and such other documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures (other than signatures of officers of the Company). As to questions of fact material to our opinions, we have relied upon the certificates of officers of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of that certain Purchase Agreement dated as of July 29, 2009 by and between the Company and Piper Jaffray & Co., will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of California and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, any laws other than the laws of the State of California, the General Corporation Law of the State of Delaware, and federal law.

We consent to the use of this opinion as Exhibit 5.1 to the Form 8-K, which is incorporated by reference in the Registration

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Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH